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Exhibit 11.0 -  Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

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

                                                             Three Months Ended                Six Months Ended
                                                                 June 30,                          June 30,
                                                  ---------------------------------  -----------------------------------
                                                       2002              2001              2002                2001
                                                  ----------------  ---------------  -----------------  ----------------
Net Earnings                                      $   771,188        $   222,178        $ 1,558,509        $   679,636

Less: Compensation expense relating to
assumed conversion of warrants and
options, net of tax                                        --             97,702                 --             92,635

Adjusted net earnings for diluted
computation                                       $   771,188        $   124,476        $ 1,558,509        $   587,001

Weighted average common shares
outstanding                                        12,265,250         12,165,250         12,265,250         12,165,250

Common share equivalents relating to stock
options, warrants, and convertible debt               221,238            546,500            174,134            535,892
                                                  -----------        -----------        -----------        -----------
Adjusted common and common equivalent
shares for diluted computation                     12,486,488         12,711,750         12,439,384         12,701,142
                                                  ===========        ===========        ===========        ===========
Net Earnings Per Share:
    Basic                                         $      0.06        $      0.02        $      0.13        $      0.06
    Diluted                                       $      0.06        $      0.01        $      0.13        $      0.05

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The accompanying notes are an integral part of the financial statements.